Exhibit 99.1

Chicopee Bancorp, Inc. Reports Third Quarter Results

CHICOPEE, Mass.--(BUSINESS WIRE)--October 25, 2012--Chicopee Bancorp, Inc. (the “Company”) (NASDAQ – CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the unaudited results of operations for the three and nine months ended September 30, 2012.

The Company reported an increase in net income of $252,000, or 67.9%, from $371,000, or $0.07 earnings per share, for the three months ended September 30, 2011 to $623,000, or $0.12 earnings per share, for the three months ended September 30, 2012. The increase in net income for the three months ended September 30, 2012 compared to the three months ended September 30, 2011, was primarily due to a decrease in non-interest expense of $299,000, or 6.4%, an increase in net interest income of $209,000, or 4.6%, and a decrease in the provision for loan losses of $54,000, or 24.2%. These improvements were partially offset by the decrease in non-interest income of $77,000, or 11.0%, and an increase in income tax expense of $233,000, or 582.5%.

The $299,000, or 6.4%, decrease in non-interest expense was primarily due to the decrease in salaries and benefits of $272,000, or 10.0%, a decrease in FDIC insurance expense of $56,000, or 38.6%, a decrease of $34,000, or 32.7%, in stationery, supplies and postage, a decrease in advertising expense of $19,000, or 11.9%, and a decrease in data processing of $14,000, or 4.7%. These decreases were partially offset by an increase in occupancy expense of $9,000, or 2.5%, an increase in professional fees of $7,000, or 5.4%, and an increase in other non-interest expense of $87,000, or 18.3%. The decrease in salaries and benefits was directly attributed to the decrease in the expense related to the 2007 Equity Incentive Plan. The restricted stock awards and stock options granted in 2007 were fully expensed on July 27, 2012. The Company continues efforts to improve operating efficiency by managing net interest income and controlling operating expenses. The efficiency ratio was 81.6% for the three months ended September 30, 2012, which shows improvement from 89.4% for the quarter ended June 30, 2012 and 89.4% for the third quarter of 2011. Management will continue to implement strategies to improve the Company’s efficiency ratio and profitability.

Non-interest income decreased $77,000, or 11.0%, from $697,000 at September 30, 2011 to $620,000 at September 30, 2012. Income from customer service fees and commissions increased $72,000, or 13.1%, income from net, loan sales and servicing decreased $33,000, or 64.7%, income from bank owned life insurance decreased $8,000, or 7.9%, and the loss on the sale of other real estate owned (“OREO”) increased $76,000.

The increase in net interest income of $209,000, or 4.6%, from $4.5 million at September 30, 2011 to $4.7 million at September 30, 2012 was primarily due to the $341,000, or 19.9%, decrease in interest expense directly attributed to an $185,000, or 14.3%, decrease in deposit costs and $156,000, or 37.0%, decrease in borrowing costs, including repurchase agreements. The decrease in interest expense was partially offset by the $132,000, or 2.1%, decrease in interest income due to the continued low interest rate environment.

The net interest margin increased four basis points from 3.55% to 3.59% for the three months ended September 30, 2011 compared to the three months ended September 30, 2012. The interest rate spread increased nine basis points from 3.25% for the three months ended September 30, 2011 to 3.34% for the three months ended September 30, 2012. The average cost of funds decreased 33 basis points due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The average balance of demand deposit accounts, an interest free source of funds, increased $14.9 million, or 29.5%, for the three months ended September 30, 2012 compared to September 30, 2011.

The Company reported an increase in net income of $750,000, or 104.0%, from $721,000, or $0.13 earnings per share, for the nine months ended September 30, 2011 to $1.5 million, or $0.29 earnings per share, for the nine months ended September 30, 2012. The increase in net income was primarily due to an increase in net interest income of $573,000, or 4.3%, a decrease in non-interest expense of $67,000, or 0.5%, an increase in non-interest income of $129,000, or 6.6%, and a decrease in the provision for loan losses of $335,000, or 58.3%. These improvements were partially offset by an increase in income tax expense of $354,000.

The increase in net interest income of $573,000, or 4.3%, from $13.4 million at September 30, 2011 to $13.9 million at September 30, 2012 was primarily due to the $954,000, or 17.9%, decrease in interest expense directly attributed to a $637,000, or 15.9%, decrease in deposit costs and a $317,000, or 24.2%, decrease in borrowing costs, including repurchase agreements. The decrease in interest expense was offset by the $381,000, or 2.0%, decrease in interest income due to the continued low interest rate environment.

Average interest earning assets for the nine months ended September 30, 2012, increased $21.0 million, or 3.9%, from the same period in 2011. The yield on assets decreased 25 basis points, primarily due to the 25 basis point decrease in the loan yield. While the average interest-bearing liabilities increased $10.5 million, or 2.4%, the cost of funds decreased 33 basis points and was driven primarily by the 46 basis point decrease in the cost of time deposits due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. This decrease was partially offset by the 67 basis point increase in the cost of NOW accounts. The net interest margin increased two basis points from 3.49% for the nine months ended September 30, 2011, to 3.51% for the nine months ended September 30, 2012. The interest rate spread increased eight basis points from 3.17% for the nine months ended September 30, 2011 to 3.25% for the nine months ended September 30, 2012. The average balance of demand deposit accounts, an interest free source of funds, increased $15.3 million, or 31.3%, for the nine months ended September 30, 2012 compared to September 30, 2011.

Non-interest income increased $129,000, or 6.6%, from $1.9 million at September 30, 2011 to $2.1 million at September 30, 2012. Income from customer service fees and commissions increased $235,000, or 16.1%, and income from loan sales and servicing, net increased $36,000, or 14.4%. These increases were partially offset by an increase of $121,000, or 122.2%, in net losses on the sale OREO, a decrease of $12,000, or 100%, in net gain on sales of securities available-for-sale, and a decrease of $11,000, or 3.7%, income from bank owned life insurance.

The provision for loan losses was $240,000 for the nine months ended September 30, 2012 compared to $575,000 for the nine months ended September 30, 2011, a decrease of $335,000, or 58.3%. Non-performing loans decreased $1.2 million, or 25.1%, from $4.7 million, or 1.05% of total loans, at December 31, 2011 to $3.5 million, or 0.75% of total loans, at September 30, 2012.

Non-interest expense decreased $67,000, or 0.5%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011. Non-interest expense was primarily due to the decrease in salaries and benefits of $153,000, or 1.9%, a decrease of $142,000, or 34.3%, in FDIC insurance expense, a decrease of $62,000, or 5.2%, in occupancy expense, a decrease of $62,000, or 7.1%, in data processing expense and a decrease of $31,000, or 11.1%, in stationery, supplies and postage expense. These decreases were partially offset by the increase in advertising expense of $27,000, or 6.5%, an increase in professional fees of $25,000, or 5.9%, an increase of $56,000, or 7.2%, in furniture and equipment and an increase of $275,000, or 18.5%, in other non-interest expense. The increase in other non-interest expense was attributed to an $80,000, or 83.5%, increase in foreclosure related expenses, a $67,000, or 18.3%, increase in equipment and software maintenance costs, a $44,000, or 43.5%, increase in armored car expense, and a $51,000 non-recurring expense for the termination of a contract with a third party vendor.

Total assets decreased $8.3 million, or 1.4%, from $616.3 million at December 31, 2011 to $608.0 million at September 30, 2012. The decrease in total assets was primarily due to a decrease in cash and cash equivalents of $19.6 million, or 32.1%, and a decrease in investments of $11.6 million, or 15.5%, partially offset by the increase in net loans of $25.0 million, or 5.6%, from $443.5 million, or 72.0% of total assets, at December 31, 2011 to $468.5 million, or 77.1% of total assets, at September 30, 2012.

The significant components of the $25.0 million, or 5.6%, increase in net loans was an increase of $10.9 million, or 6.2%, in commercial real estate, an increase of $7.1 million, or 19.0%, in construction loans, an increase of $6.3 million, or 7.9%, in commercial and industrial loans and a $1.8 million, or 6.1%, increase in home equity loans. These increases were partially offset by a $1.3 million, or 1.0%, decrease in one- to four-family residential real estate loans. The decrease in one- to four-family residential real estate loans was primarily due to the prepayments and refinancing activity attributed to the historically low interest rates. In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, the Company continues to sell fixed rate, low coupon residential real estate loans to the secondary market. During the first nine months of 2012, the Company sold $15.9 million in low coupon, fixed rate loans and currently services $84.6 million in loans sold to the secondary market. In order to service our customers, the servicing rights will continue to be retained on all loans written and sold in the secondary market. The increase in construction loans was primarily due to the $7.2 million, or 22.6%, increase in the commercial construction portfolio to existing commercial relationships for the expansion of their facilities in Hampden County. Upon completion, the loans will be transferred to the commercial real estate loan portfolio.

The allowance for loan losses of $4.4 million, or 0.93%, of total loans, decreased $175,000, or 3.8%, from December 31, 2011. The allowance for loan losses as a percentage of non-performing loans was 124.8% at September 30, 2012, 97.1% at December 31, 2011 and 84.2% at September 30, 2011. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency trends, loss experience, estimated collateral values, current economic conditions and other related factors. Management believes that a 0.93% allowance for loan losses to total loans is sufficient to cover probable losses.

Asset quality continues to be the top focus for management and we continue to work aggressively to resolve problem loans as they arise. Non-performing assets decreased $1.6 million, or 27.7%, from $5.6 million, or 0.91% of total assets, at December 31, 2011 to $4.1 million, or 0.67%, of total assets at September 30, 2012. Non-performing assets at September 30, 2012, included $538,000 of OREO and $3.5 million of non-performing loans. Non-performing loans decreased $1.2 million, or 25.1%, from $4.7 million, or 1.05% of total loans, at December 31, 2011 to $3.5 million, or 0.75% of total loans, at September 30, 2012. From December 31, 2011 to September 30, 2012, residential real estate non-performing loans decreased $787,000, or 35.4%, to $1.4 million, commercial and industrial non-performing loans decreased $739,000, or 56.6%, to $567,000, home equity non-performing loans decreased $83,000, or 27.1%, to $223,000, consumer non-performing loans decreased $29,000, or 36.7%, to $50,000. These decreases were partially offset by an increase in construction non-performing loans of $331,000, or 100%, and an increase of $123,000, or 15.4%, to $921,000, in commercial real estate non-performing loans.

The investment securities portfolio, including held-to-maturity and available-for-sale securities, decreased $11.6 million, or 15.5%, to $62.9 million, primarily due to a $11.3 million, or 41.9%, decrease in the U.S. Treasury portfolio, a $3.0 million, or 22.5%, decrease in certificates of deposit, and a decrease of $720,000, or 34.7%, in collateralized mortgage obligations, partially offset by the increase in tax-exempt industrial revenue bonds of $3.5 million, or 11.0%.

Total deposits increased $21.7 million, or 4.8%, from $453.4 million at December 31, 2011 to $475.1 million at September 30, 2012. Core deposits increased $48.2 million, or 20.1%, from $240.3 million, or 53.0% of total deposits, at December 31, 2011 to $288.5 million, or 60.7% of total deposits, at September 30, 2012. NOW accounts increased $7.8 million, or 29.2%, demand deposits increased $9.8 million, or 14.2%, money market accounts increased $28.4 million, or 29.1%, and savings accounts increased $2.2 million, or 4.7%. The $48.2 million, or 20.1%, increase in core deposits was partially offset by the $26.4 million, or 12.4%, decrease in certificates of deposit to $186.7 million, or 39.3% of total deposits. Our continued success in growing low-cost relationship core deposits and continued disciplined pricing on new and renewing certificates of deposits at lower interest rates contributed to the $637,000, or 15.9%, decrease in deposit interest expense during the first nine months of 2012.

Borrowings decreased $28.8 million, or 40.2%, from $71.6 million at December 31, 2011 to $42.8 million at September 30, 2012 and consisted of $7.2 million in repurchase agreements and $35.6 million in Federal Home Loan Bank (FHLB) advances. In July of 2012, $16.2 million in FHLB advances were paid off with an average weighted rate of 2.70%.

Stockholders’ equity decreased $1.5 million, or 1.6%, from $90.7 million, or 14.7% of total assets, at December 31, 2011 to $89.3 million, or 14.7% of total assets, at September 30, 2012. The decrease of $1.5 million, or 1.6%, in stockholders’ equity was primarily due to the repurchase of the Company’s stock at a cost of $3.9 million, partially offset by an increase in stock-based compensation of $750,000 or 15.9%, an increase in additional paid-in-capital of $195,000, or 7.0%, and net income of $1.5 million. Pursuant to the Company’s Stock Repurchase Programs previously announced, in the first nine months of 2012, the Company repurchased 275,209 shares of Company stock at an average price per share of $14.17.

At September 30, 2012, the Company’s regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under federal banking regulations. Our earnings and capital management strategies have allowed us to increase our book value per share by $0.52, or 3.2%, to $16.35 at September 30, 2012 compared to $15.83 per share at December 31, 2011.

As we have stated in previous releases, the Company’s net income has been challenged by exceptionally low short-term interest rates. We continue to sacrifice short-term results to protect earnings when interest rates rise and have positioned the balance sheet to benefit from the eventual increase in interest rates. Despite the low interest rate environment, net interest income, the primary source of revenues for the Company, increased $573,000, or 4.3%, for the nine months ended September 30, 2012 compared to the same period in 2011. This was accomplished by managing the cost of funds to offset the continued decrease in the asset yields.

We are pleased with the growth in earnings for the quarter and the nine months ending September 30, 2012. This was the tenth consecutive quarterly profit reported by the Company following four consecutive quarters of losses. We are equally pleased with the strong growth in both loans and core deposits, the cornerstones for enhancing the franchise value of the Company. Core deposits increased $48.2 million, or 20.1%, and the loan portfolio grew by $25.0 million, or 5.6%, from December 31, 2011. Excluding one-to four-family residential real estate loans which have been decreasing due to management’s decision to sell fixed rate low coupon one-to four-family residential loans, the remaining loan portfolio increased $26.3 million, or 8.2%, from December 31, 2011.

We continue to target specific segments in our loan portfolio for growth, including commercial and industrial loans, commercial construction loans, owner occupied commercial real estate and multi-family loans. The total commercial portfolio as a percentage of total loans increased to 65.7% at September 30, 2012 from 63.8% at September 30, 2011.

Our focus on deepening relationships also emphasizes core deposit growth. We are pleased with our 41.7% increase in core deposits from September 30, 2011 to September 30, 2012. Total core deposits as a percentage of total deposits increased to 60.7% at September 30, 2012 from 48.9% at September 30, 2011. The implementation of our Rewards Checking program increased the number of new core deposit accounts, many of which were opened by a younger demographic than we have seen in recent years, which we believe will provide the Company with additional cross-selling opportunities. The program has also strategically allowed high cost certificates of deposit to run-off at maturity and be replaced with low cost relationship based core deposits.

Our focus will continue to be quality asset growth, and investing in new products and services, technology and, most importantly, in our most valuable asset - our people; all while implementing cost reduction initiatives, where possible, to improve our efficiency and, ultimately, increase profitability.

Our team works diligently to improve asset quality, reduce non-performing assets and to continue to improve credit quality indicators. We closely monitor loan delinquency and proactively work through problem loans. Asset quality remains favorable at September 30, 2012 as reflected in the ratio of non-performing loans as a percentage of total loans of 0.75% and non-performing assets as a percentage of total assets of 0.67%.

We have continued our positive trend with respect to the key operating metrics of our Company. We continue to grow net interest income and non-interest income, expand the margin during a difficult interest rate environment, increase loans and core deposits and improve asset quality while maintaining strong capital and liquidity. We stand behind our strategic plan to build franchise value while providing our customers first rate banking products and services. We are certain that our positive trends are due to the execution of our plan and strategies committed by the Board of Directors and management team of our Company.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars In Thousands)

	September 30,	December 31,
ASSETS	2012	2011
	(Unaudited)

Cash and due from banks	$21,063	$10,665
Federal funds sold	2,144	50,457
Interest-bearing deposits with the Federal Reserve Bank of Boston	18,287	-
Total cash and cash equivalents	41,494	61,122

Securities available-for-sale, at fair value	590	613
Securities held-to-maturity, at cost (fair value $69,834 and $80,607 at September 30, 2012 and December 31, 2011, respectively)	62,325	73,852
Federal Home Loan Bank stock, at cost	4,277	4,489
Loans, net of allowance for loan losses ($4,401 at September 30, 2012 and $4,576 at December 31, 2011)	468,460	443,471
Loans held for sale	-	1,635
Other real estate owned	538	913
Mortgage servicing rights	320	344
Bank owned life insurance	13,712	13,427
Premises and equipment, net	9,521	9,736
Accrued interest and dividends receivable	2,060	1,527
Deferred income tax asset	2,901	2,893
FDIC prepaid insurance	552	824
Other assets	1,226	1,460
Total assets	$607,976	$616,306

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Demand deposits	$78,563	$68,799
NOW accounts	34,563	26,747
Savings accounts	49,345	47,122
Money market deposit accounts	125,983	97,606
Certificates of deposit	186,655	213,103
Total deposits	475,109	453,377

Securities sold under agreements to repurchase	7,208	12,340
Advances from Federal Home Loan Bank	35,635	59,265
Accrued expenses and other liabilities	724	542
Total liabilities	518,676	525,524

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at September 30, 2012 and December 31, 2011)	72,479	72,479
Treasury stock, at cost (1,976,338 shares at September 30, 2012 and 1,703,065 shares at December 31, 2011)	(26,073)	(22,190)
Additional paid-in-capital	2,995	2,800
Unearned compensation (restricted stock awards)	(19)	(546)
Unearned compensation (Employee Stock Ownership Plan)	(3,943)	(4,166)
Retained earnings	43,879	42,408
Accumulated other comprehensive loss	(18)	(3)
Total stockholders' equity	89,300	90,782
Total liabilities and stockholders' equity	$607,976	$616,306

See accompanying notes to unaudited consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Interest and dividend income:
Loans, including fees	$5,660	$5,801	$17,017	$17,478
Interest and dividends on securities	425	425	1,248	1,195
Other interest-earning assets	15	6	54	27
Total interest and dividend income	6,100	6,232	18,319	18,700

Interest expense:
Deposits	1,107	1,292	3,380	4,017
Securities sold under agreements to repurchase	2	8	11	27
Other borrowed funds	264	414	982	1,283
Total interest expense	1,373	1,714	4,373	5,327

Net interest income	4,727	4,518	13,946	13,373
Provision for loan losses	169	223	240	575

Net interest income after provision for loan losses	4,558	4,295	13,706	12,798

Non-interest income:
Service charges, fees and commissions	621	549	1,694	1,459
Loan sales and servicing, net	18	51	286	250
Net gain on sales of securities available-for-sale	-	-	-	12
Net loss on other real estate owned	(112)	(36)	(220)	(99)
Income from bank owned life insurance	93	101	285	296
Other non-interest income	-	32	34	32
Total non-interest income	620	697	2,079	1,950

Non-interest expenses:
Salaries and employee benefits	2,447	2,719	8,064	8,217
Occupancy expenses	367	358	1,127	1,189
Furniture and equipment	264	271	838	782
FDIC insurance assessment	89	145	272	414
Data processing	285	299	817	879
Professional fees	136	129	447	422
Advertising	141	160	440	413
Stationery, supplies and postage	70	104	249	280
Other non-interest expense	563	476	1,760	1,485
Total non-interest expenses	4,362	4,661	14,014	14,081

Income before income taxes	816	331	1,771	667
Income tax expense (benefit)	193	(40)	300	(54)
Net income	$623	$371	$1,471	$721

Earnings per share:
Basic	$0.12	$0.07	$0.29	$0.13
Diluted	$0.12	$0.07	$0.29	$0.13

Adjusted weighted average shares outstanding:
Basic	5,049,207	5,305,372	5,111,472	5,368,144
Diluted	5,062,079	5,321,435	5,136,891	5,396,608

See accompanying notes to unaudited consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Operating Results:
Net interest income	$4,727	$4,518	$13,946	$13,373
Loan loss provision	169	223	240	575
Non-interest income	620	697	2,079	1,950
Non-interest expense	4,362	4,661	14,014	14,081
Net income	623	371	1,471	721

Performance Ratios:
Return on average assets	0.42%	0.26%	0.33%	0.17%
Return on average equity	2.77%	1.62%	2.18%	1.05%
Interest rate spread	3.34%	3.25%	3.25%	3.17%
Net interest margin	3.59%	3.55%	3.51%	3.49%
Non-interest income to average assets	0.41%	0.48%	0.46%	0.45%
Non-interest expense to average assets	2.91%	3.22%	3.12%	3.27%
Efficiency Ratio	81.58%	89.38%	87.45%	91.89%
Average Equity to Average Assets	14.99%	15.86%	14.99%	15.95%

Per Share Data
Diluted earnings per share	$0.12	$0.07	$0.29	$0.13
Stock price at period end	N/A	N/A	$14.45	$13.40
Book value per share	N/A	N/A	$16.35	$15.67

	At September 30,	At December 31,
	2012	2011

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.93%	1.02%
Allowance for loan losses as a percent of total non-performing loans	124.78%	97.13%
Net charge-offs to average loans outstanding during the period	0.09%	0.16%
Non-performing loans as a percent of total loans	0.75%	1.05%
Non-performing assets as a percent of total assets	0.67%	0.91%

Other Data:

Number of Offices			9	9
(1) Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.

CONTACT:
Chicopee Bancorp, Inc.
Guida R. Sajdak, 413-594-6692
Senior Vice President, Chief Financial Officer and Treasurer